Exhibit 99.1

Tallgrass Energy Announces Record First Quarter 2016 Results and the Potential Acquisition of a 25 Percent Interest in Rockies Express Pipeline by TEP

LEAWOOD, Kan.—(BUSINESS WIRE)—April 28, 2016—Tallgrass Energy Partners, LP (NYSE: TEP) (“TEP”) and Tallgrass Energy GP, LP (NYSE: TEGP) (“TEGP”), collectively referred to as Tallgrass Energy, today reported financial and operating results for the first quarter of 2016 and announced the potential acquisition by TEP of a 25 percent interest in Rockies Express Pipeline LLC (“REX”).

“Tallgrass Energy produced an outstanding first quarter,” said Tallgrass Energy President and CEO David G. Dehaemers Jr. “Pony Express’s exceptional performance, as well as the acquisition of an additional Pony Express membership interest by TEP contributed to significant distribution increases for our TEP and TEGP partners. We also believe the potential acquisition by TEP of a 25 percent interest in REX, a significant natural gas asset, will further strengthen, diversify and grow TEP.”

First Quarter Distributions

Tallgrass Energy Partners, LP

As previously announced, the board of directors of TEP’s general partner declared a quarterly cash distribution to partners of $0.705 per common unit for the first quarter of 2016. This quarterly distribution represents $2.82 on an annualized basis and an increase of 35.6 percent from the first quarter of 2015. The quarterly distribution will be paid on Friday, May 13, 2016, to unitholders of record as of the close of business on Thursday, April 21, 2016.

Tallgrass Energy GP, LP

As previously announced, the board of directors of TEGP’s general partner declared a quarterly cash distribution to Class A shareholders of $0.21 per Class A share for the first quarter of 2016. This quarterly distribution represents $0.84 per Class A share on an annualized basis, a sequential increase of 21.4 percent from the fourth quarter 2015 distribution and an increase of 58 percent from the pro forma full-quarter, non-prorated second quarter 2015 distribution. The quarterly distribution will be paid on Friday, May 13, 2016, to Class A shareholders of record as of the close of business on Thursday, April 21, 2016.

Potential Acquisition of a 25 percent Interest in REX by TEP

Tallgrass Development, LP (“TDev”) previously announced a purchase agreement with a unit of Sempra U.S. Gas and Power (“Sempra”) to acquire a 25 percent interest in REX. Since the announcement, a subsidiary of Phillips 66 has elected not to exercise its right of first refusal in connection with such sale. In exchange, TDev and Sempra have agreed to make certain amendments to the REX limited liability company agreement.

TDev has offered to assign its rights and obligations under the purchase agreement to a subsidiary of TEP. A Conflicts Committee of the board of directors of TEP’s general partner, consisting solely of independent directors, has been formed and is evaluating the offer with assistance from external advisors that have been engaged by the Conflicts Committee. No definitive transaction agreement has been executed yet and the proposed transaction remains subject to review, negotiations and approval by the Conflicts Committee and by the board of directors of TEP’s general partner. If consummated, it is currently expected that TEP would assume the right to purchase the 25 percent interest in REX from Sempra on the terms set forth in TDev’s purchase agreement for total consideration of approximately $440 million (subject to adjustment under the purchase agreement).

Management expects the potential acquisition would be immediately accretive to TEP unitholders and TEGP shareholders and also expects it would raise its distributions over the subsequent quarters of 2016 based on a conservative estimate of long-term sustainable distributable cash flow from its interest in REX. If TEP closes the transaction, management anticipates providing additional details on the acquisition shortly thereafter.

TEP Equity Issuances

On April 28, 2016, TEP issued 2,416,987 common units for an aggregate offering price of $90,008,596 in a private placement transaction to certain funds managed by Tortoise Capital Advisors. In addition, since January 1, 2016, TEP issued 1,261,119 units under its ATM program for net cash proceeds of approximately $47 million after commissions and professional service expenses.

TEP Revolving Credit Facility Increase

As a result of TEP’s potential acquisition of an interest in REX, TEP has amended its revolving credit facility to, among other things, increase the lender commitments from $1.5 billion to $1.75 billion. The increased lender commitments are conditioned upon TEP or one of its wholly owned subsidiaries closing an acquisition of an interest in REX. As of April 25, 2016, TEP had approximately $1.14 billion drawn on its revolving credit facility.

Tallgrass Energy Partners, LP Summary Financial Information(1)

	Three Months Ended March 31,
(in thousands, except coverage and per unit data)	2016	2015
Net income attributable to partners	$44,070	$32,319
Add:
Interest expense(2)	7,499	3,440
Depreciation and amortization expense(2)	21,967	20,533
Non-cash loss (gain) related to derivative instruments	8,990	(90)
Non-cash compensation expense	1,166	1,527
Non-cash loss from asset sales	—	4,483
Less:
Non-cash loss allocated to noncontrolling interest	—	(9,377)

Adjusted EBITDA	$83,692	$52,835

Add:
Pony Express deficiency payments received, net	7,157	292
Less:
Cash interest cost	(6,821)	(3,031)
Maintenance capital expenditures	(2,168)	(1,511)
Distributions to noncontrolling interest in excess of earnings	—	(2,103)

Distributable cash flow (DCF)	81,860	46,482
Less:
Distributions	(68,884)	(38,786)

Amounts in excess of distributions	$12,976	$7,696

Distribution coverage	1.19x	1.20x
Common and subordinated units outstanding(2)	68,423	60,234
Distribution per common unit	$0.7050	$0.5200

(1)	The financial results for all periods presented in the table include the applicable results of operations of our initial 33.3 percent membership interest in Tallgrass Pony Express Pipeline, LLC (“Pony Express”), which was acquired by TEP effective September 1, 2014. The acquisitions of an additional 33.3 percent and 31.3 percent membership interest in Pony Express effective March 1, 2015, and January 1, 2016, respectively, are presented prospectively from the dates of acquisitions, and as a result, financial information for periods prior to March 1, 2015, and January 1, 2016, have not been recast to reflect the additional 33.3 percent and 31.3 percent membership interests.
(2)	Net of noncontrolling interest.
(3)	Common units outstanding represent the number of units as of the date of record for the first quarter distributions in both 2016 and 2015. All subordinated units converted into common units on February 17, 2015.

Tallgrass Energy Partners, LP Alternative Reconciliation of Adjusted EBITDA

The following shows what TEP’s Adjusted EBITDA would have been for the periods presented if TEP included net deficiency payments from shippers’ firm, take-or-pay contracts in calculating Adjusted EBITDA. TEP’s reported DCF and distribution coverage would remain unchanged.

	Three Months Ended March 31,
(in thousands)	2016	2015
Adjusted EBITDA	$83,692	$52,835
Add:
Pony Express deficiency payments received, net	7,157	292

Alternative Adjusted EBITDA	$90,849	$53,127

Tallgrass Energy Partners, LP Segment Overview(1)

The first quarter 2016 comparative results by segment are summarized below:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Crude Oil Transportation & Logistics
Operating income	$52,666	$14,273
Add:
Depreciation and amortization expense(2)	12,918	11,233
Adjusted EBITDA attributable to noncontrolling interests	(1,043)	9,377
Less:
Non-cash loss allocated to noncontrolling interest	—	(9,377)

Segment Adjusted EBITDA	$64,541	$25,506

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Natural Gas Transportation & Logistics
Operating income	$10,664	$12,553
Add:
Depreciation and amortization expense	5,878	6,071
Non-cash loss (gain) related to derivative instruments	44	(90)
Other income, net	566	712

Segment Adjusted EBITDA	$17,152	$19,246

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Processing & Logistics
Operating income	178	1,054
Add:
Depreciation and amortization expense(2)	3,171	3,229
Non-cash loss from asset sales	—	4,483
Adjusted EBITDA attributable to noncontrolling interests	2	(48)

Segment Adjusted EBITDA	$3,351	$8,718

(1)	Segment reporting does not include corporate general and administrative costs or intersegment eliminations.
(2)	Net of noncontrolling interest

The Crude Oil Transportation & Logistics segment Adjusted EBITDA was $64.5 million for the first quarter of 2016, representing an increase of $39.0 million as compared to the first quarter of 2015. The increase was primarily due to the operating results of the lateral in Northeast Colorado and the second of two joint upstream tariff pipelines, neither of which were in-service until the second quarter of 2015. TEP received distributable cash flow from Pony Express of $71.5 million for its 98.0 percent membership interest for the first quarter of 2016, representing an increase of $21.7 million as compared to the $49.8 million it received for the fourth quarter of 2015. The increase is primarily attributable to TEP’s purchase of an additional 31.3 percent membership interest in Pony Express effective January 1, 2016. Average daily throughput for the first quarter of 2016 was approximately 291 Mbbls/d as compared to approximately 288 Mbbls/d for the fourth quarter of 2015. Pony Express’s firm contracted capacity for the first quarter of 2016 was approximately 291 Mbbls/d.

The Natural Gas Transportation & Logistics segment Adjusted EBITDA was $17.2 million for the first quarter of 2016, representing a decrease of $2.1 million as compared to the first quarter of 2015. The decrease was driven by lower transportation revenues as a result of decreased prices on fuel reimbursements and warmer weather conditions that created less demand for short-term transportation capacity during the first quarter of 2016. When comparing the Natural Gas Transportation & Logistics segment’s Adjusted EBITDA for the first quarter of 2016 to its $15.5 million of Adjusted EBITDA for the fourth quarter of 2015, the increase of $1.7 million is primarily attributable to lower operating and general and administrative costs in the first quarter of 2016. Firm contracted transportation capacity for the first quarter of 2016 was 1,464 MMcf/d as compared to the 1,609 MMcf/d for the first quarter of 2015 and 1,464, MMcf/d for the fourth quarter of 2015.

The Processing & Logistics segment Adjusted EBITDA was $3.4 million for the first quarter of 2016, representing a decrease of $5.4 million as compared to the first quarter of 2015. The decrease was due to lower average inlet volumes. When comparing the Processing and Logistics segment’s Adjusted EBITDA for the first quarter of 2016 to its $3.9 million of Adjusted EBITDA for the fourth quarter of 2015, the decrease of $0.5 million is primarily due to lower average inlet volumes. Approximate average inlet volumes at the processing facilities for the first quarter of 2016 were 98 MMcf/day as compared to 145 MMcf/d for the first quarter of 2015 and 104 MMcf/d for the fourth quarter of 2015.

Tallgrass Energy GP, LP Summary Financial Information

Information on distributions to Tallgrass Equity, TEGP and TEGP’s Class A shareholders is shown below (in thousands, except coverage and per share data):

Three Months Ended March 31, 2016

TEP distributions to Tallgrass Equity(1)
General partner interest	$830
Incentive Distribution Rights	19,816
TEP common units owned by Tallgrass Equity	14,100

Total TEP distributions to Tallgrass Equity	34,746
Less:
Cash interest expense attributable to Tallgrass Equity	(1,090)
Cash General and administrative expenses attributable to Tallgrass Equity	(500)

Cash available for distribution by Tallgrass Equity	33,156
Distributions to Class A (TEGP)	10,022
Distributions to Class B (Exchange Right Holders)	22,996

Total cash distributions by Tallgrass Equity	$33,018

TEGP
Distributions from Tallgrass Equity	$10,022
Less:
Distributions to Class A shareholders	(10,022)

Amounts in excess of distributions	$—

Distribution coverage	1.00x

Class A shares outstanding	47,725
Distribution per Class A share	$0.2100

(1)	Represents distributions expected to be received by Tallgrass Equity from TEP on or about May 13, 2016 in connection with TEP’s distribution for the quarter ended March 31, 2016.

Conference Call

Please join Tallgrass Energy for a conference call and webcast to discuss first quarter 2016 results at 3:30 p.m. Central Time on Thursday, April 28, 2016. Interested parties may listen via a link posted on the Investor Relations section of our website and the replay will be available on our website for at least seven days following the live call.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. TEP currently provides crude oil transportation to customers in Wyoming, Colorado, and the surrounding regions through Pony Express, which owns the Pony Express System, a crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma that includes a lateral in northeast Colorado that commences in Weld County, Colorado, and interconnects with the pipeline just east of Sterling, Colorado. It provides natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through the Tallgrass Interstate Gas Transmission system, a FERC-regulated natural gas transportation and storage system located in Colorado, Kansas, Missouri, Nebraska and Wyoming, and the Trailblazer Pipeline system, a FERC-regulated natural gas pipeline system extending from the Colorado and Wyoming border to Beatrice, Nebraska. TEP provides services for customers in Wyoming at the Casper and Douglas natural gas processing facilities and the West Frenchie Draw natural gas treating facility, and NGL transportation services in Northeast Colorado. TEP also performs water business services in Colorado and Texas through BNN Water Solutions, LLC. TEP’s operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

About Tallgrass Energy GP, LP

Tallgrass Energy GP, LP (NYSE: TEGP) is a limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. TEGP owns a controlling membership interest in Tallgrass Equity, LLC through its role as the sole managing member. Tallgrass Equity, LLC owns, both directly and through its ownership of the general partner of TEP, all of TEP’s incentive distribution rights, 100 percent of the general partner interest in TEP and 20,000,000 TEP Common Units.

To learn more, please visit our website at www.tallgrassenergy.com.

TEP’s Non-GAAP Measures

Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that TEP management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We believe that the presentation of Adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP, nor should Adjusted EBITDA and distributable cash flow be considered alternatives to available cash, operating surplus, distributions of available cash from operating surplus or other definitions in our partnership agreement. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

We generally define Adjusted EBITDA as net income excluding the impact of interest, income taxes, depreciation and amortization, non-cash income or loss related to derivative instruments, non-cash long-term compensation expense, impairment losses, gains or losses on asset or business disposals or acquisitions, gains or losses on the repurchase, redemption or early retirement of debt, and earnings from unconsolidated investments, but including the impact of distributions from unconsolidated investments. We also use Distributable Cash Flow, which we generally define as Adjusted EBITDA, plus preferred distributions received from Pony Express in excess of its distributable cash flow attributable to our net interest and adjusted for deficiency payments received from or utilized by Pony Express shippers, less cash interest expense, maintenance capital expenditures, distributions to noncontrolling interests in excess of earnings allocated to noncontrolling interests, and certain cash reserves permitted by our partnership agreement. For a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, please see “Summary Financial Information” above.

Cautionary Note Concerning Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include TEP’s ability to consummate an acquisition of a membership interest in REX, as well as the timing, purchase price and other terms of that transaction, the earnings and cash distribution growth and accretion expected to be realized by TEP as a result of that potential acquisition of a membership interest in REX and the anticipated growth of Tallgrass Energy in 2016. Forward looking statements may also include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of TEP, TEGP and their subsidiaries, including: the ability to pursue expansions and other opportunities for incremental volumes; natural gas and crude oil production growth in TEP’s operating areas; expected future benefits of acquisitions or expansion projects; timing of anticipated spending on planned expenses and maintenance capital projects; and distribution rate and growth, including variability of quarterly distribution coverage. These statements are based on certain assumptions made by TEP and TEGP based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TEP and TEGP, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to TEP and TEGP’s financial performance and results, availability of sufficient cash flow to pay distributions and execute their business plans, the demand for natural gas storage, processing and transportation services and for crude oil transportation services, operating hazards, the effects of government regulation, tax position and other risks incidental to transporting, storing and processing natural gas or transporting crude oil and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP and TEGP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and TEP and TEGP do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Tallgrass Energy Partners, LP Financial Statements

TALLGRASS ENERGY PARTNERS, LP

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$2,885	$1,611
Accounts receivable, net	53,330	57,757
Gas imbalances	552	1,227
Inventories	13,739	13,793
Prepayments and other current assets	2,883	2,835

Total Current Assets	73,389	77,223
Property, plant and equipment, net	2,017,138	2,025,018
Goodwill	343,288	343,288
Intangible asset, net	95,795	96,546
Derivative asset at fair value	37,014	—
Deferred financing costs, net	6,102	5,105
Deferred charges and other assets	14,046	14,894

Total Assets	$2,586,772	$2,562,074

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable	$17,794	$22,218
Accounts payable to related parties	4,435	7,852
Gas imbalances	935	1,605
Derivative liabilities at fair value	44	—
Accrued taxes	19,450	13,844
Accrued liabilities	6,520	10,019
Deferred revenue	33,823	26,511
Other current liabilities	6,969	6,880

Total Current Liabilities	89,970	88,929
Long-term debt	1,200,000	753,000
Other long-term liabilities and deferred credits	4,904	5,143

Total Long-term Liabilities	1,204,904	758,143
Commitments and Contingencies
Equity:
Common unitholders (67,499,543 and 60,644,232 units issued and outstanding at March 31, 2016 and December 31, 2015, respectively)	1,882,611	1,618,766
General partner (834,391 units issued and outstanding at March 31, 2016 and December 31, 2015)	(624,511)	(348,841)

Total Partners’ Equity	1,258,100	1,269,925
Noncontrolling interests	$33,798	$445,077

Total Equity	$1,291,898	$1,715,002

Total Liabilities and Equity	$2,586,772	$2,562,074

TALLGRASS ENERGY PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2016	2015
	(in thousands, except per unit amounts)
Revenues:
Crude oil transportation services	$94,572	$50,381
Natural gas transportation services	29,280	32,148
Sales of natural gas, NGLs, and crude oil	13,926	21,869
Processing and other revenues	7,627	10,277

Total Revenues	145,405	114,675

Operating Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	13,568	19,593
Cost of transportation services (exclusive of depreciation and amortization shown below)	16,156	10,715
Operations and maintenance	12,477	9,575
Depreciation and amortization	21,692	20,605
General and administrative	13,016	12,689
Taxes, other than income taxes	7,506	11,297
Loss on sale of assets	—	4,483

Total Operating Costs and Expenses	84,415	88,957

Operating Income	60,990	25,718

Other (Expense) Income:
Interest expense, net	(7,499)	(3,440)
Unrealized loss on derivative instrument	(8,946)	—
Other income, net	566	712

Total Other Expense	(15,879)	(2,728)

Net income	45,111	22,990
Net (income) loss attributable to noncontrolling interests	(1,041)	9,329

Net income attributable to partners	$44,070	$32,319

Allocation of income to the limited partners:
Net income attributable to partners	$44,070	$32,319
General partner interest in net income	(20,353)	(7,438)

Common and subordinated unitholders’ interest in net income	23,717	24,881

Basic net income per common and subordinated unit	$0.35	$0.47

Diluted net income per common and subordinated unit	$0.35	$0.46

Basic average number of common and subordinated units outstanding	66,967	52,727
Diluted average number of common and subordinated units outstanding	67,807	53,994

TALLGRASS ENERGY PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Cash Flows from Operating Activities:
Net income	$45,111	$22,990
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	22,870	21,557
Noncash compensation expense	1,166	1,527
Noncash change in fair value of derivative financial instruments	8,990	(90)
Loss on sale of assets	—	4,483
Changes in components of working capital:
Accounts receivable and other	5,800	(5,678)
Gas imbalances	566	143
Inventories	(508)	(2,754)
Accounts payable and accrued liabilities	(2,196)	6,546
Deferred revenue	7,204	106
Other operating, net	(246)	(191)

Net Cash Provided by Operating Activities	88,757	48,639

Cash Flows from Investing Activities:
Capital expenditures	(17,545)	(13,300)
Acquisition of Pony Express membership interest	(49,118)	(700,000)
Other investing, net	25	(311)

Net Cash Used in Investing Activities	(66,638)	(713,611)

Cash Flows from Financing Activities:
Distributions to unitholders	(59,040)	(28,294)
Acquisition of Pony Express membership interest	(425,882)	—
Contributions from noncontrolling interests	7,152	2,379
Distributions to noncontrolling interests	(1,793)	(1,416)
Borrowings under revolving credit facility, net	447,000	139,000
Proceeds from public offering, net of offering costs	12,636	551,949
Other financing, net	(918)	1,363

Net Cash (Used in) Provided by Financing Activities	(20,845)	664,981

Net Change in Cash and Cash Equivalents	1,274	9
Cash and Cash Equivalents, beginning of period	1,611	867

Cash and Cash Equivalents, end of period	$2,885	$876

Tallgrass Energy GP, LP Financial Statements

TALLGRASS ENERGY GP, LP

CONDENSED CONSOLIDATING BALANCE SHEETS

	March 31, 2016			December 31, 2015
	TEP	Consolidating Adjustments(1)	TEGP	TEP	Consolidating Adjustments(1)	TEGP
	(in thousands)			(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$2,885	$914	$3,799	$1,611	$623	$2,234
Accounts receivable, net	53,330	—	53,330	57,757	—	57,757
Gas imbalances	552	—	552	1,227	—	1,227
Inventories	13,739	—	13,739	13,793	—	13,793
Prepayments and other current assets	2,883	—	2,883	2,835	—	2,835

Total Current Assets	73,389	914	74,303	77,223	623	77,846
Property, plant and equipment, net	2,017,138	—	2,017,138	2,025,018	—	2,025,018
Goodwill	343,288	—	343,288	343,288	—	343,288
Intangible asset, net	95,795	—	95,795	96,546	—	96,546
Derivative asset at fair value	37,014	—	37,014	—	—	—
Deferred financing costs, net	6,102	1,444	7,546	5,105	1,533	6,638
Deferred tax asset	—	449,640	449,640	—	452,430	452,430
Deferred charges and other assets	14,046	—	14,046	14,894	—	14,894

Total Assets	$2,586,772	$451,998	$3,038,770	$2,562,074	$454,586	$3,016,660

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable	$17,794	$—	$17,794	$22,218	$—	$22,218
Accounts payable to related parties	4,435	(94)	4,341	7,852	(97)	7,755
Gas imbalances	935	—	935	1,605	—	1,605
Derivative liabilities at fair value	44	—	44	—	—	—
Accrued taxes	19,450	—	19,450	13,844	—	13,844
Accrued liabilities	6,520	133	6,653	10,019	187	10,206
Deferred revenue	33,823	—	33,823	26,511	—	26,511
Other current liabilities	6,969	—	6,969	6,880	—	6,880

Total Current Liabilities	89,970	39	90,009	88,929	90	89,019
Long-term debt	1,200,000	148,000	1,348,000	753,000	148,000	901,000
Other long-term liabilities and deferred credits	4,904	—	4,904	5,143	—	5,143

Total Long-term Liabilities	1,204,904	148,000	1,352,904	758,143	148,000	906,143
Equity:
Total Partners’ Equity	1,258,100	(1,090,633)	167,467	1,269,925	(847,615)	422,310
Noncontrolling interests	33,798	1,394,592	1,428,390	445,077	1,154,111	1,599,188

Total Equity	$1,291,898	$303,959	$1,595,857	$1,715,002	$306,496	$2,021,498

Total Liabilities and Equity	$2,586,772	$451,998	$3,038,770	$2,562,074	$454,586	$3,016,660

(1)	Represents the aggregate consolidating adjustments necessary to produce consolidated financial statements for TEGP.

TALLGRASS ENERGY GP, LP

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	TEP	Consolidating Adjustments(1)	TEGP	TEP	Consolidating Adjustments(1)	TEGP
	(in thousands)			(in thousands)
Revenues:
Crude oil transportation services	$94,572	$—	$94,572	$50,381	$—	$50,381
Natural gas transportation services	29,280	—	29,280	32,148	—	32,148
Sales of natural gas, NGLs, and crude oil	13,926	—	13,926	21,869	—	21,869
Processing and other revenues	7,627	—	7,627	10,277	—	10,277

Total Revenues	145,405	—	145,405	114,675	—	114,675

Operating Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	13,568	—	13,568	19,593	—	19,593
Cost of transportation services (exclusive of depreciation and amortization shown below)	16,156	—	16,156	10,715	—	10,715
Operations and maintenance	12,477	—	12,477	9,575	—	9,575
Depreciation and amortization	21,692	—	21,692	20,605	—	20,605
General and administrative	13,016	521	13,537	12,689	—	12,689
Taxes, other than income taxes	7,506	—	7,506	11,297	—	11,297
Loss on sale of assets	—	—	—	4,483	—	4,483

Total Operating Costs and Expenses	84,415	521	84,936	88,957	—	88,957

Operating Income	60,990	(521)	60,469	25,718	—	25,718

Other (Expense) Income:
Interest expense, net	(7,499)	(1,178)	(8,677)	(3,440)	—	(3,440)
Unrealized loss on derivative instrument	(8,946)	—	(8,946)	—	—	—
Other income, net	566	—	566	712	—	712

Total Other Expense	(15,879)	(1,178)	(17,057)	(2,728)	—	(2,728)

Net income before tax	45,111	(1,699)	43,412	22,990	—	22,990
Deferred income tax expense	—	(2,791)	(2,791)	—	—	—

Net income	45,111	(4,490)	40,621	22,990	—	22,990
Net (income) loss attributable to noncontrolling interests	(1,041)	(31,991)	(33,032)	9,329	(27,197)	(17,868)

Net income attributable TEGP	$44,070	$(36,481)	$7,589	$32,319	$(27,197)	$5,122

Basic net income per Class A share			$0.16

Diluted net income per Class A share			$0.16

Basic and diluted average number of Class A shares outstanding			47,725
Diluted average number of Class A shares outstanding			47,725

(1)	Represents the aggregate consolidating adjustments necessary to produce consolidated financial statements for TEGP.

CONTACT:

Investor and Financial Inquiries

Nate Lien

(913) 928-6012

investor.relations@tallgrassenergylp.com

Media and Trade Inquiries

Phyllis Hammond

(913) 928-6014

media.relations@tallgrassenergylp.com